Exhibit 10.11

Purchase Contract

Party A: Harbin Zhonghelida Education &Technology Co., Ltd.

AD.:No. 58, Hengshan Road, Nangang District, Harbin. Tel:82335792

Party B: Harbin Nangang Compass Computer Training School

AD.: No.295, Guogeli Street , Nangang District, Harbin.

According to the terms of Contract Law of the People’s Republic of China, after negotiation between both Parties, for the matter that Party A purchases Party B, as following agreement:

I. Purchase object

The puchase object of this contract is that Party B acts as an agent for BeiDa Jade bird ACCP project authorized operation right, BeiDa Jade bird BENET authorized operation right and office, teaching and other assests. More information in contract attached:the list of purchase object

II. Purchase price

The total purchase price is 7,900,000 yuan(RMB),or the total capital of the list of purchase object

The payment terms of the purchase price

Party A pay to Party B for one time.

The contract shall come into force from the date of execution hereof by Party A and Party B, Party A pays the total capital for 7,900,000 yuan(RMB)to Party B by transfer.

III. Related assest handover

The handover matter should be finished within the date of execution.

1.	Assest handover should be matched with the financial data, assest data in the date of execution.

2.	Handover should be finished according to the the list of the purchase object. Both representatives sign in the list of the purchase object( In Duplicate) after both parties check the handover.

3.	During the handover, for the current purchase object condition, if destroied or lost by each party, who should be responsible for the amends.

Ⅳ. Responsibility and obligation

1.	Party A only purchase the assets which limited in the enclosed “List of purchase object” of the contract and do not bear the debt of the party B before the date which the contract goes into effect.

2.	Party A has the responsibility to maintain the enterprise brand image and the public reputation of party B and BeiDa Jade bird.

3.	Party A has the responsibility to pay the purchase price on schedule according to the agreement between both parties.

4.	Party B has the responsibility to provide all assets of the “list of purchase object” to party A.

5.
Both party should abide by the contract strictly, should not breach of faith, or the breaching party should pay 20% of the object amount to the observant party to compensate the other party’s related loss.

Ⅴ. Settlement of Disputes

Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the dispute should be impleaded to the people’s court according the law.

Ⅵ. The contract modification or termination

1.	Both parties have no right to modify or terminate the contract by one party.

2.
If it has the modification issue, one party shoud inform the other party 15 in advance in write, if both parties agree to modify through the friendly consultations the both parties sign the written document as the enclosure of the contract. In case no settlement can be reached through consultations the parties could select the other way.

Ⅶ. Others

1.	The contract become effective since the date of the both parties sign the name and seal.

2.	The contract is in duplicate,one for each party.

Party A (seal):	Party B (seal):
Legal representation(agent):	Legal representation(agent):
Date of Signing: Dec.28 2006	Date of Signing: Dec.28 2006